HAROLD Y. SPECTOR, CPA	SPECTOR & WONG, LLP	80 SOUTH LAKE AVENUE
CAROL S. WONG, CPA	Certified Public Accountants	SUITE 723
	(888) 584-5577	PASADENA, CA 91101
FAX (626) 584-6447

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use of our report dated June 14, 2007 (restated July 27, 2007), on the financial statements of uKarma Corporation, for the years ended December 31, 2006 and 2005.

We consent to the incorporation by reference or as an exhibit in any Registration Statement or periodic reporting from on EDGAR, such as, but not limited to, Form 10-KSB, of the aforementioned report and to the use of our name as it appears below under the caption of “Experts” in any such Registration Statement or periodic reporting form.

/s/ Spector & Wong, LLP
Pasadena, California
July 30, 2007